Exhibit 2.1
PLAN OF CONVERSION
     THIS PLAN OF CONVERSION (the “Plan”) is hereby adopted by CTPartners Executive Search LLC, a Delaware limited liability company (the “Company”), to set forth the terms, conditions, and procedures governing the conversion of the Company from a Delaware limited liability company to a Delaware corporation to be named CTPartners Executive Search Inc. (“CTP”).
RECITALS:
          A. The Company was formed under the name Christian & Timbers LLC on September 18, 2003 by the filing of a certificate of formation with the Delaware Secretary of State’s Office. The Company changed its name to CTPartners Executive Search LLC on April 17, 2007. Under the terms of the Company’s Limited Liability Company Agreement, as amended (the “LLC Agreement”), the Company is managed by its Board of Managers (the “Board”).
          B. A conversion of a Delaware limited liability company into a Delaware corporation is allowed under Section 18-216 of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 265 of the Delaware General Corporation Law (the “DGCL”).
          C. The Board has unanimously approved the conversion of the Company into CTP (the “Conversion”) and the terms of this Plan to facilitate the initial public offering (the “IPO”) of CTP’s common stock, par value $0.001 per share.
     NOW, THEREFORE, the Company does hereby adopt this Plan to effectuate the Conversion as follows:
     1. Conversion.
          (a) Upon the terms and subject to the conditions of this Plan, immediately before the consummation of the IPO, the Company shall cause to be filed with the Secretary of State of the State of Delaware: (i) a certificate of conversion in the form of Exhibit A attached hereto (the “Certificate of Conversion”) providing for the Conversion, and (ii) together with the Certificate of Conversion, a certificate of incorporation of CTP in the form of Exhibit B attached hereto (the “Certificate of Incorporation”). The Conversion shall become effective at the time of the filing of the Certificate of Conversion (the “Effective Time”). All references to the Company from and after the Effective Time shall mean CTP.
          (b) The Conversion shall have the effects set forth under the DLLCA and DGCL. Without limiting the generality of the foregoing, and subject thereto, upon the Effective Time, all of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of actions belonging to the Company, shall be vested in, and be the property of, CTP, and the title to any real property vested by deed or otherwise in the

Company shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to CTP and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interest in property of the Company, as well as the debts, liabilities and duties of the Company, shall not be deemed, as a consequence of the Conversion, to have been transferred to CTP for any purpose of the laws of the State of Delaware. The Company shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of the Company and shall constitute a continuation of the existence of the Company in the form of a Delaware corporation.
          (c) At the Effective Time, the Bylaws of CTP shall be as set forth on Exhibit C attached hereto until thereafter amended in accordance with the applicable provisions of the DGCL.
          (d) At the Effective Time, automatically by virtue of the Conversion and without any further action of any party, the outstanding Units issued under the LLC Agreement shall be canceled and extinguished and converted into validly issued, fully paid, and non-assessable shares of common stock, par value $0.001 per share, of CTP as set forth on Exhibit D. CTP shall not issue fractional shares with respect to the Conversion. Any fractional share of CTP’s common stock that would otherwise be issued as a result of the Conversion will be rounded up to the nearest whole share. All outstanding Units of the Company when converted as provided in this subparagraph (d) shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto.
          (e) Subject to the applicable provisions of Delaware law: (i) the members of the Company’s Board as of the Effective Time shall be the members of CTP’s board of directors and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the officers of the Company as of the Effective Time shall be CTP’s officers and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. After the Effective Time, CTP and its board of directors shall take any necessary actions to cause each of the foregoing individuals to be appointed or to confirm such appointment.
          (f) As of the Effective Time, the LLC Agreement shall be terminated and of no further force or effect, and no party shall have any further rights, duties or obligations pursuant to the LLC Agreement, except that with respect to tax matters relating to periods of the Company ending before the Effective Time, Sections 8 and 9 of the LLC Agreement shall survive past the Effective Time. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the LLC Agreement.
     2. U.S. Federal Tax Consequences. The Conversion will be treated, for U.S. federal income tax purposes, as if the Company transferred its assets to CTP for shares of CTP’s common stock pursuant to an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, followed by a distribution of the shares of CTP’s common stock to the members of the Company in liquidation of the Company, as described in Rev. Rul. 2004-59.
     3. Further Assurances. If, at any time after the Effective Time, CTP shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents, assurances, or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, to vest, perfect or confirm, of record or otherwise, in CTP its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company, or to otherwise carry out the purposes of this Plan, CTP and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in CTP its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company, or to otherwise carry out the purposes of this Plan and the Conversion.
     4. Amendment, Termination or Deferral. Notwithstanding any prior approval by the Company’s members of this Plan, at any time before the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the Board of the Company, (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of the Company, such action would be in the best interest of the Company and its members, and (c) this Plan may be amended by the Board, if, in the opinion of the Board of the Company, such amendment would be in the interest of the Company and its members. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of the Company or its Board or members with respect thereto. This Plan and the transactions contemplated hereby (including the Conversion) shall not be consummated until immediately before the consummation of the IPO.
     5. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.
     6. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.
     7. Governing Law. This Plan shall be governed by and construed under the laws of the State of Delaware.
     IN WITNESS WHEREOF, CTPartners Executive Search LLC has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

CTPartners Executive Search LLC
By:
Name:
Title:

3